                                                                     Exhibit 12


                              EMPLOYMENT AGREEMENT


                  EMPLOYMENT AGREEMENT, made as of this 17th day of June, 1997, by and between J. Adam Lipsitz, residing at 15 High Meadows, Mt. Kisco, NY 10549, and Ply Gem Industries, Inc., a corporation organized under the laws of the State of Delaware.

                                   WITNESSETH

                  WHEREAS, the Employer (as hereinafter defined) wishes to employ the Employee (as hereinafter defined) as Vice President, Corporate Development of the Employer and the Employee wishes to serve the Employer in such capacity.

                  WHEREAS, upon the earlier of a Relocation (as hereinafter defined) or a Change in Control (as hereinafter defined), the Employer and the Employee agree that the Employer shall employ the Employee, and the Employee shall serve the Employer, as Executive Vice President of the Employer.

                  NOW, THEREFORE, in consideration of the conditions and covenants set forth herein, it is agreed as follows:

                  1.  Definitions.

                  (a) Agreement. This "Agreement" shall mean this employment agreement between Ply Gem Industries, Inc. and J. Adam Lipsitz.

                  (b) Balance of the Term. "Balance of the Term," as of any date, shall mean the period of time commencing on such date and ending on the date the Term would have expired pursuant to Subparagraph (v) of Paragraph (r) of this Section, assuming, if such notice of non-renewal has not already been given by such date, that each party would have given notice of non-renewal on such date.

                  (c) Base Salary. "Base Salary" shall mean the base salary payable to the Employee determined pursuant to Section 5.

                  (d) Beneficiary. "Beneficiary" shall mean the person or persons designated by the Employee to receive payments hereunder due upon the Employee's death or, in the absence of such a designation, the Employee's estate.

                  (e) Board of Directors. "Board of Directors" shall mean the Board of Directors of Ply Gem Industries, Inc. and any committees organized to implement the policies of the Board of Directors.

                  (f) Bonus. "Bonus" shall mean the bonus available to the Employee pursuant to Section 6.

                  (g)  Cause.  "Cause" shall mean:

                           (i)  any willful violation by the Employee of this
Agreement that has a material adverse effect on the Employer;

                           (ii)  any willful failure by the Employee
substantially to perform his duties hereunder, other than a failure resulting from the Employee's illness;

                           (iii)  any repeated and willful refusal by the
Employee to obey the lawful orders of the Board of Directors or any other person or committee to whom the Employee reports;

                           (iv)  any willful engaging by the Employee, in the
Employee's capacity as an employee of the Employer, in gross misconduct materially injurious to the Employer;

                           (v)  any willful and unauthorized disclosure by the
Employee of any information described in Section 12 to any person other than the Employer or its officers, directors, employees or its agents, except to the extent that such disclosure is required in order for the Employee to perform the duties contemplated hereunder; or

                           (vi) any conviction of the Employee of a felony or
other serious crime involving moral turpitude.

                  For purposes of this Paragraph, any act or failure to act of the Employee shall not be considered "willful" unless done or omitted to be done by the Employee not in good faith and without reasonable belief that the Employee's action or omission was in the best interest of the Employer.

                  If, subsequent to the termination of the Employee's employment for reasons other than for Cause, it is determined that the Employee's employment could have been terminated for Cause, such termination shall be deemed to have been a termination for Cause.

                  (h) Change in Control. "Change in Control" shall mean the occurrence of any of the following during the Term:

                           (i)  When any "person" as defined in Section 3(a)(9)
of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in
Section 13(d) of the Exchange Act, but excluding the Employer or any subsidiary or any affiliate of the Employer or any employee benefit plan sponsored or maintained by the Employer or any subsidiary of the Employer (including any trustee of such plan acting as trustee), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Employer representing

20% or more of the combined voting power of the Employer's then outstanding securities; or

                           (ii)  When, during any period of 24 consecutive
months, the individuals who, at the beginning of such period, constitute the Board of Directors (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or through the operation of this proviso; or

                           (iii)  The occurrence of a transaction requiring
stockholder approval for the acquisition of the Employer by an entity other than the Employer or a subsidiary or an affiliated company of the Employer through purchase of assets, or by merger, or otherwise; or

                           (iv)  A Potential Change in Control.

                  (i) Common Stock. "Common Stock" shall mean common stock of the Employer, par value $.25.

                  (j) Disability. "Disability" shall mean a physical or mental incapacity of the Employee that entitles the Employee to benefits under the Employer's long-term disability plan.

                  (k)  Employee.  "Employee" shall mean J. Adam Lipsitz.

                  (l)  Employer.  "Employer" shall mean Ply Gem Industries, Inc.

                  (m) Effective Date. "Effective Date" shall mean the date that this Agreement is approved by the Board of Directors.

                  (n) Good Reason. "Good Reason," when used with reference to the voluntary termination by the Employee of his employment with the Employer, shall mean:

                           (i)  the assignment to the Employee of any duties
inconsistent with his positions, duties, responsibilities and status with the Employer as contemplated hereunder, or any removal of the Employee from any positions or offices the Employee held as contemplated hereunder, except in connection with the termination of the Employee's employment by the Employer for Cause or on account of Disability pursuant to the requirements of this Agreement;

                           (ii)  a reduction by the Employer of the Employee's
Base Salary as in effect as contemplated hereunder, except in connection with the termination of the Employee's employment by the Employer for Cause or on account of Disability pursuant to the requirements of this Agreement;

                           (iii)  any termination of the Employee's employment
by the Employer during the Term that is not effected pursuant to the requirements of this Agreement;

                           (iv)  any material breach by the Employer of the
terms of this Agreement; or

                           (v)  the relocation of the Employee's principal work
location from New York, NY to anywhere other than West Palm Beach, Fl.

                  (o) Potential Change in Control. "Potential Change in Control" shall mean the occurrence of any of the following:

                           (i)  The approval by stockholders of an agreement by
the Employer, the consummation of which would result in a Change in Control (within the meaning of Subparagraphs (i), (ii) and (iii) of Paragraph (h) of this Section) of the Employer and the adoption by the Board of Directors of a resolution to the effect that a Potential Change in Control of the Employer has occurred for purposes of this Agreement; or

                           (ii)  The acquisition of beneficial ownership,
directly or indirectly, by any entity, person or group (other than the Employer or a subsidiary or an affiliate of the Employer or any employee benefit plan sponsored or maintained by the Employer or any subsidiary of the Employer (including any trustee of such plan acting as trustee)) of securities of the Employer representing 5% or more of the combined voting power of the Employer's outstanding securities and the adoption by the Board of Directors of a resolution to the effect that a Potential Change in Control has occurred for purposes of this Agreement; or

                           (iii)  The commencement by any person, entity or
group of a tender offer and the adoption by the Board of Directors of a resolution to the effect that a Potential Change in Control has occurred for purposes of this Agreement.

                  (p) Relocation. "Relocation" shall mean the occurrence during the Term of the later of (i) an announcement of the relocation of the Employer's corporate headquarters to a location other than the New York City metropolitan area and (ii) an agreement by the Employee to relocate his principal work location from New York, NY to a location other than the New York City metropolitan area.

                  (q) Stock Options. "Stock Options" shall mean the options to purchase stock of the Employer as described in Section 7.

                  (r) Term. "Term" shall mean the period commencing on the Effective Date and ending on the earliest to occur of:

                           (i)  the death of the Employee;

                           (ii)  the termination of the Employee's employment by
reason of his Disability;

                           (iii)  the termination of the Employee's employment
by the Employer for Cause or without Cause;

                           (iv) the voluntary termination of the Employee's
employment by the Employee with Good Reason or without Good Reason; or

                           (v)  the third anniversary of the Effective Date,
provided that the Term shall be extended automatically by one day each day of the Term, unless written notice of an election not to renew is given by either party to the other.

                  2. Employment. The Employer hereby employs the Employee, and the Employee hereby agrees to be employed by the Employer, as the Vice President, Corporate Development of the Employer on the terms and conditions set forth herein. The Employer and the Employer hereby further agree that upon the earlier of a Relocation or a Change in Control, the Employer shall employ, and the Employee shall agree to be employed by the Employer, as the Executive Vice President of the Employer on the terms and conditions set forth herein.

                  3. Responsibilities and Duties. The Employee shall have such responsibilities and duties as the Chairman of the Board of Directors, the Chief Executive Officer, the President and/or the Chief Operating Officer of the Employer (together, the "Senior Executives") may from time to time determine consistent with the Employee's position as Vice President, Corporate Development of the Employer (or, after the earlier of a Relocation or a Change in Control, as Executive Vice President of the Employer). The Employee shall devote the Employee's full working time to the performance of the Employee's responsibilities and duties hereunder. The Employee will not, without the prior written consent of the Senior Executives, render services, whether or not compensated, to any other person or entity as an employee, independent contractor or otherwise, provided, however, that nothing herein shall restrict the Employee from rendering services to charitable organizations or managing the Employee's personal investments during the Employee's non-working time.

                  The Employee, without the prior written consent of the Senior Executives, which consent will not be unreasonably withheld, will not: (a) enter into any other business affiliation, including, without limitation, the establishment of a proprietorship or the participation in a partnership or joint venture or (b) acquire any equity or other interest in any entity other than the Employer, except equity or other interests that are publicly syndicated or publicly traded and that are issued by entities which are not in direct competition with the Employer. The Employee represents and warrants that, except as set forth on Schedule A hereto, as of the Effective Date, the Employee is not engaged in any such business affiliation and does not own any such equity or other interests.

                  4. Principal Work Location. The Employee's principal work location shall be New York, NY (or such other place to which the Employer has relocated its corporate headquarters), but in any case the Employee will be required to do such traveling as the Board of Directors and/or Senior Executives may from time to time determine.

                  5. Base Salary. During the Term prior to the earlier of a Relocation or a Change in Control, the Employer shall pay the Employee a Base Salary at the rate of $169,000 per annum. During the Term after the earlier of a Relocation or a Change in Control, the Employer shall pay the Employee a Base Salary at the rate of $275,000 per annum. In each case, Base Salary shall be payable in accordance with the Employer's customary payroll practices applicable to senior executives of the Employer and the Senior Executives shall review the Employee's performance and compensation at least annually and may, in their sole discretion, increase his Base Salary based on such factors as the Senior Executives deem appropriate.

                  6. Bonus. During the Term, the Employee shall be paid an annual Bonus, the amount of which shall be determined in accordance with a reasonable formula established in advance of the applicable year by the Chief Executive Officer or President of the Employer, after consultation with the Employee, based upon a target level of 50% of Base Salary. Any such Bonus shall be paid to the Employee not later than April 10 of the calendar year following the calendar year for which it is earned. The amount of a Bonus for any calendar year may be $0.

                  7.  Stock Options.

                  (a) Grant of Stock Options. The Employer shall grant to the Employee non-qualified stock options to purchase 20,000 shares of Common Stock at the time general grants are made to the employees of the Employer in calendar year 1997, or if no such general grants are made in calendar year 1997, on December 31, 1997, subject to the approval of the Compensation Committee of the Board of Directors (the "Compensation Committee") and the continued employment of the Employee by the Employer upon the applicable grant date. The Employer shall grant to the Employee non-qualified stock options to purchase 20,000 shares of Common Stock at the time general grants are made to the employees of the Employer in calendar year 1998, or if no such general grants are made in calendar year 1998, on December 31, 1998, subject to the approval of the Compensation Committee and the continued employment of the Employee by the Employer upon the applicable grant date. Such Stock Options shall be granted at the fair market value of the Common Stock on each date of grant and are in addition to any stock options which the

Employee may be granted by the Employer as part of a general grant made to employees of the Employer in accordance with the directions of the Compensation Committee.

                  (b) Change in Control. Subject to the approval of the Compensation Committee, the grants of the Stock Options shall be made immediately upon a Change in Control, to the extent such grants have not already been made pursuant to Section 7(a) above.

                  (c) Stock Option Plan. The Stock Options are subject to the terms and conditions of the stock option plan of the Employer under which the Stock Options are granted and, to the extent there is any inconsistency between the terms of such plan and the terms of this Agreement, the terms of such plan shall control.

                  8. Vacation. During the Term, the Employee shall be entitled to 4 weeks of paid vacation during each year of the Employee's employment hereunder, but shall not take more than 2 consecutive weeks of vacation without the prior consent of the Board of Directors and/or Senior Executives. The Employee shall take vacations only at such times as are consistent with the reasonable business needs of the Employer. Any vacation not taken during the year in which the Employee is entitled to the vacation shall be forfeited at the end of such year, unless otherwise approved in writing by the Senior Executives. Upon termination of the Employee's employment, any vacation earned by the Employee but not taken shall be forfeited, subject to applicable law.

                  9. Reimbursement of Expenses. The Employer shall reimburse the Employee for all reasonable, ordinary and necessary expenses incurred by the Employee in the performance of the Employee's duties hereunder, provided that the Employee accounts to the Employer for such expenses in a manner prescribed by the Employer.

                  10. Other Fringe Benefits. During the Term, the Employee shall be entitled to such benefits and perquisites as he was entitled to immediately prior to the Effective Date or such other benefits and perquisites as may generally be made available to senior executives of the Employer. After the earlier of a Relocation or a Change in Control, the Employer shall also provide the Employee with the following benefits during the Term:

                  (a) Life Insurance. The Employer shall provide the Employee with split dollar life insurance with a death benefit of $1,000,000. The life insurance cost payable by the Employee shall be determined under the appropriate provisions of the Internal Revenue Code of 1986. The Employer shall be entitled to reimbursement of any cash contributions made by the Employer toward the policy. The Employer's obligation to provide such insurance shall be subject to
(i) the condition that the Employee provide the Employer (or the insurance company selected by the Employer) with evidence acceptable to the Employer (or insurance company) of the Employee's insurability at standard rates and (ii) the Employee's execution of a split dollar life insurance agreement and collateral assignment in form and substance satisfactory to the Employer.

                  (b) Country Club Dues. In respect of a country club selected by the Employee, the Employer shall pay up to $15,000 in initiation fees and any reasonable periodic membership fees incurred by the Employee and approved by the Board of Directors and/or Senior Executives within a reasonable time after presentation by the Employee of an invoice specifying the amount of such initiation fees and periodic membership fees.

                  (c) Automobile. The Employer shall make available to the Employee an automobile approved by the Employer. In addition, the Employer shall reimburse the Employee for the reasonable costs of operation and maintenance with respect to such automobile, provided the Employee accounts to the Employer for such expenses in a manner prescribed by the Employer. The Employee shall be required to reimburse the Employer for personal use of such car in accordance with procedures established by the Employer from time to time.

                  (d) Relocation. In connection with a Relocation, the Employee shall be entitled to the benefits of the Ply Gem Industries, Inc. Executive Relocation Program.

                  11.  Termination of Employment.

                  (a) Disability. During the Term, the Employer shall have the right to terminate the Employee's employment by reason of Disability, effective upon written notice to the Employee by the Employer specifying Disability as the basis for such termination. In respect of such termination, the Employer shall pay to the Employee the Employee's earned but unpaid Base Salary, and any Bonus earned or awarded but unpaid for the year preceding such termination. In addition, the Employer shall continue to pay to the Employee 50% of the Employee's Base Salary for the Balance of the Term, provided however, that any such payments shall be reduced by any amounts received by the Employee pursuant to the Employer's long-term disability plan during the Balance of the Term. The amounts required to be paid to the Employee under this Paragraph will be paid in lieu of any other severance payments from the Employer or its affiliates to which the Employee may otherwise have been entitled.

                  (b) Cause. During the Term, the Employer shall have the right to terminate the Employee's employment for Cause.

                           (i)  Procedure for Termination.  The Employer shall
give the Employee ten (10) days' prior written notice of the Employer's intent to terminate the Employee's employment for Cause. Such notice shall set forth in reasonable detail the proposed basis giving rise to Cause. The Employee shall have the right, if the basis for such Cause is curable, to cure the same within a reasonable period of time not to exceed fifteen (15) days after the date of such written notice, provided that the Employee begins such cure within five (5) days of the date of such written notice and diligently prosecutes such efforts thereafter. The Employee's termination for Cause shall be effective ten (10) days after the date of such written notice, or, if the Employee timely begins but does not complete a cure, fifteen (15) days after the date of such written notice.

                           (ii)  Amount of Payments.  In respect of such
termination, the Employer shall pay to the Employee, within thirty (30) days after such termination, the Employee's earned but unpaid Base Salary as of the date of such termination and any Bonus earned or awarded but unpaid for the year preceding such termination. The Employee shall not be entitled to any other amounts hereunder in the event of a termination for Cause.

                  (c) Death. Upon the termination of the Employee's employment by reason of the Employee's death, the Employer shall pay to the Employee's Beneficiary (i) the Employee's earned but unpaid Base Salary, (ii) any Bonus earned or awarded but unpaid for the year preceding the Employee's death and
(iii) a pro rata portion of any Bonus (at the target level) which the Employee would otherwise have earned or been awarded for the year in which the Employee's death occurs. (Such Bonus shall be prorated by multiplying the amount of such Bonus (at the target level) by a fraction, the numerator of which is the number of days during such year prior to the Employee's death and the denominator of which is 365.) The amounts required to be paid to the Employee under this Paragraph will be paid in lieu of any other severance payments from the Employer or its affiliates to which the Employee may otherwise have been entitled.

                  (d) Without Cause or for Good Reason. During the Term, the Employer shall have the right to terminate the Employee's employment hereunder without Cause and the Employee shall have the right to voluntarily terminate his employment hereunder for Good Reason.

                           (i)  Procedure for Termination.  The Employee's
termination of employment by the Employer without Cause shall be effective upon written notice to the Employee from the Employer of such termination. The Employee's voluntary termination of his employment for Good Reason shall be effective only if the Employer receives thirty (30) days' prior written notice from the Employee of such termination specifying in reasonable detail the act or omission of the Employer alleged to constitute Good Reason, and the Employer does not cure such act or omission within such 30-day period.

                           (ii)  Amount of Payments.  In respect of such
termination, the Employer shall pay to the Employee the Employee's earned but unpaid Base Salary and any Bonus earned or awarded but unpaid for the year preceding the termination. In addition, the Employer shall continue to pay to the Employee the Employee's Base Salary for the Balance of the Term, provided, however, that if the Employee voluntarily terminates his employment for Good Reason within the meaning of Subparagraph (v) of Paragraph (n) of Section 1 after a Change in Control, the Base Salary to be so continued shall be the Employee's Base Salary in effect immediately prior to such Change in Control. The Employer shall also pay to the Employee the Bonuses (at the target level) to which the Employee would have been entitled for the Balance of the Term, provided, however, that if the Employee voluntarily terminates his employment for Good Reason within the meaning of Subparagraph (v) of Paragraph (n) of
Section 1 after a Change in Control, the amount of each Bonus to be so paid to the Employee shall be based upon the Employee's Base Salary in effect immediately prior to such Change in Control. Such Bonuses shall be paid at the time that such Bonuses would otherwise have been paid had the Term continued. In addition, the Employer shall maintain in full force and effect for the Employee's continued benefit until the earlier of (x) the end of the Balance of the Term or (y) the Employee's commencement of full time employment with a new employer, all life, medical and dental insurance plans, programs or arrangements (but excluding any short- or long-term disability plans, programs or arrangements) in which the Employee was entitled to participate immediately prior to his termination of employment without Cause or for Good Reason, provided that the Employee's continued participation is possible under the general terms and provisions of such plans, programs or arrangements, and further provided that continued coverage under any such life insurance plan, program or arrangement shall be at the expense of the Employee. In the event that the Employee's participation in any such plan, program or arrangement is prohibited, the Employer shall arrange to provide the Employee with benefits substantially similar to those which the Employee is entitled to received under such plans, programs or arrangements for such period. The Employee's damages as a result of such termination shall be limited to the amounts required to be paid to the Employee under this Paragraph and such amounts will be paid in lieu of any other severance payments from the Employer or its affiliates to which the Employee may otherwise have been entitled.

                           (iii)  Mitigation.  Prior to a Change in Control, the
Employee shall not be required to mitigate the amount of any damages that the Employee may incur as a result of such termination of employment for the lesser of (x) eighteen (18) months after the date of such termination or (y) the Balance of the Term. After such 18-month period, the Employee shall be required to mitigate any damages that the Employee may incur as a result of such termination and the amount of payments due hereunder for the remaining Balance of the Term, if any, by seeking employment comparable in terms of compensation, position and location to the Employee's employment hereunder (other than such employment as would result in a breach of Section 13 hereof). After a Change in Control, the Employee shall not be required to mitigate the amount of any damages that the Employee may incur as a result of such termination of employment.

                           (iv)  Offset.  If, following such termination prior
to a Change in Control, the Employee obtains any other employment, then any amounts that the Employee earns from such other employment during the Balance of the Term remaining after the 18-month anniversary of the date of such termination, if any, shall offset and reduce the amounts payable to the Employee as a result of the termination of the Employee's employment without Cause or for Good Reason. The Employee shall be required to notify the Employer immediately in the event he obtains such other employment and shall provide such evidence as the Employer may reasonably request regarding the amount of such earnings with respect to such period. For purposes of this Paragraph, employment shall mean any activity for which the Employee is compensated as a result of the rendering of services, whether such services are rendered as an employee, a partner, sole proprietor, independent contractor or otherwise.

                  (e) Without Good Reason. In the event that the Employee voluntarily terminates his employment without Good Reason, the Employee shall adopt the following procedure and shall receive the following payments:

                           (i)  Procedure for Termination.  The Employee's
voluntary termination of his employment without Good Reason shall be effective upon the expiration of thirty (30) days after the Employer's receipt of a written notice from the Employee specifying his intent to terminate his employment without Good Reason.

                           (ii)  Amount of Payments.  In respect of such
termination, the Employer shall pay to the Employee the Employee's earned but unpaid Base Salary and any Bonus earned or awarded but unpaid for the year preceding the termination. The Employee shall not be entitled to any other amounts or benefits hereunder in the event of his voluntary termination without Good Reason.

                  12.  Non-Disclosure Agreement.

                  (a) Non-Disclosure. The Employee agrees that all information pertaining to the prior, current or contemplated business of the Employer and its affiliates, and their officers, directors, employees, agents, shareholders and customers (excluding (a) publicly available information (in substantially the form in which it is publicly available) unless such information is publicly available by reason of unauthorized disclosure and (b) information of a general nature not pertaining exclusively to the Employer that generally would be acquired in similar employment with another company) constitutes a valuable and confidential asset of the Employer. Such information includes, without limitation, information related to trade secrets, customer lists, production financing techniques and financial information of the Employer. The Employee shall hold all such information in trust and confidence for the Employer and its affiliates, and shall not use or disclose any such information to any person, firm, corporation or other entity, except as may be required pursuant to the order of a court of competent jurisdiction, and shall be liable for damages incurred by the Employer as a result of disclosure of such information by the Employee for any purpose other than the Employer's business, either during the Employee's employment or after the Employee's employment terminates for whatever reason, other than as a result of disclosure required pursuant to the order of a court of competent jurisdiction.

                  13. Non-Competition Agreement. During the Term and continuing for the longer of (x) a period ending twelve (12) months after the Employee's employment terminates for any reason whatsoever or (y) the Balance of the Term, the Employee agrees that the Employee will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business that is competitive with any business in which the Employer was engaged at the time the Employee's employment terminated and with which the Employee was involved while employed by the Employer. This Section shall not prevent the Employee from owning not more than one percent of the total shares of all classes of stock outstanding of any publicly held corporation engaged in such business, nor will it restrict the Employee from rendering services to charitable organizations.

                  14. Non-Solicitation. During the Term and continuing for the longer of (x) a period ending twelve (12) months after the Employee's employment terminates for any reason whatsoever or (y) the Balance of the Term, the Employee agrees that the Employee will not, directly or indirectly, individually or on behalf of other persons, solicit, aid or induce (a) then remaining employees of the Employer or its affiliates to leave their employment with the Employer or its affiliates in order to accept employment with or render services to or with another person, firm, corporation or other entity, or assist or aid any other person, firm, corporation or other entity in identifying or hiring such employees or (b) any customer of the Employer or its affiliates who was a customer of the Employer or its affiliates at any time during which the Employee was actively employed by the Employer to purchase services then sold by the Employer or its affiliates from another person, firm, corporation or other entity, or assist or aid any other person or entity in identifying or soliciting any such customer.

                  15. Employee Disclosure. Prior to agreeing to, or commencing to, act as an employee, officer, director, trustee, principal, agent or other representative of any type of business service other than as an employee of the Employer during the period in which the non-competition agreement, as described in Section 13, applies, the Employee shall (a) disclose such agreement in writing to the Employer and (b) disclose to the other entity with which he proposes to act in such capacity, or to the other principal together with whom he proposes to act as a principal, the existence of the non-disclosure agreement contained in Section 12, the non-competition agreement contained in Section 13, and the non-solicitation agreement contained in Section 14.

                  16. Acknowledgments Respecting Restrictive Covenants. With respect to the restrictive covenants set forth in Section 12, Section 13, and
Section 14, the Employee acknowledges and agrees as follows.

                  (a) Extension of Covenants. The specified duration of a restrictive covenant shall be extended by and for the term of any period during which the Employee is in violation of such covenant.

                  (b) Covenants Not Exclusive. The restrictive covenants are in addition to any rights the Employer may have in law or at equity.

                  (c) No Adequate Remedy at Law. It is impossible to measure in money the damages which will accrue to the Employer in the event that the Employee breaches any of the restrictive covenants. Therefore, if the Employee breaches any restrictive covenant, the Employer and its affiliates shall have a right to seek an injunction restraining the Employee from violating such restrictive covenants. If the Employer or any of its affiliates shall institute any action or proceeding to enforce a restrictive covenant, the Employee hereby waives the claim or defense that the Employer or any of its affiliates has an adequate remedy at law and the Employee agrees not to assert in any such action or proceeding the claim or defense that the Employer or any of its affiliates has an adequate remedy at law. The foregoing shall not prejudice the Employer's or its affiliates' right to require the Employee to account for and pay over to the Employer or its affiliates, and the Employee hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by the Employee as a result of any transaction constituting a breach of the restrictive covenants.

                  17. Severability. Each provision hereof is severable from this Agreement, and if one or more provisions hereof are declared invalid the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Agreement is so broad, in scope or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

                  18. Employee's Right to Contract. The Employee represents and warrants to the Employer that the Employee is legally free to make and perform this Agreement, that he has no obligation (including, without limitation, an obligation under any non-competition, non-solicitation, non-disclosure or similar agreement) to any other person or entity that would affect or conflict with any of the Employee's obligations hereunder, or otherwise hinder the Employee's ability to perform the services contemplated hereunder and that the complete performance of the Employee's obligations hereunder will not violate any law, regulation, order or decree of any governmental or judicial body or contract by which he is bound. The Employee agrees not to use in the course of the Employee's employment hereunder any information obtained in the Employee's employment with any previous employer to the extent that such use would violate any contract by which he is bound or decision, law, regulation, order or decree of any governmental or judicial body.

                  19. Notice. Any notice to be given hereunder shall be given in writing. Notice shall be deemed to be given when delivered by hand to the party to whom notice is being given, or ten (10) days after being mailed, postage prepaid, registered with return receipt requested, or sent by facsimile transmission with a confirmation by registered or certified mail, postage prepaid.

         Notices to the Employee should be addressed to the Employee as follows:

         J. Adam Lipsitz
         15 High Meadows
         Mt. Kisco, NY  10549

                  Notices to the Employer should be sent as follows:

                  Ply Gem Industries, Inc.
                  777 Third Avenue
                  New York, NY  10017

                  Attn:  Dana R. Snyder, President



                  with copies sent to:

                  Cleary, Gottlieb, Steen & Hamilton
                  One Liberty Plaza
                  New York, NY 10006

                  Attn:  A. Richard Susko, Esq.

                  Either party may change the address or person to whom notices should be sent to by notifying the other party in accordance with this Section 19.

                  20. No Waiver. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every such provision in accordance with the terms of this Agreement.

                  21. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the employment of Employee by the Employer and supersedes any and all prior understandings, agreements or correspondence between the parties. It may not be amended or extended in any respect except by a writing signed by both parties hereto.

                  22. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, without reference to its principles of conflicts of law.

                  23. Assignment. This Agreement shall not be assignable by either party hereto without the written consent of the other, provided, however, that the Employer may, without the written consent of the Employee, assign this Agreement to (a) any entity into which the Employer is merged or to which the Employer transfers substantially all of its assets or (b) any entity controlling, under common control with or controlled by the Employer.

                  24. Approval. This Agreement shall be submitted for approval of the Board of Directors at a meeting of the Board of Directors occurring within 90 days after the date hereof.

In the event that this Agreement is not approved at such meeting of the Board of Directors, this Agreement shall be null and void.

                  IN WITNESS WHEREOF, the Employer has caused this Agreement to be signed by its duly authorized representative and the Employee has hereunto set his hand as of the day and year first above written.

                                     PLY GEM INDUSTRIES, INC.



                                     By:   /s/ Dana R. Snyder
                                          ----------------------
                                     Name: Dana R. Snyder

                                     Title: President and COO


                                           /s/ J. Adam Lipsitz
                                          ----------------------
                                           J. Adam Lipsitz

                        AMENDMENT TO EMPLOYMENT AGREEMENT

               This Amendment to the Employment Agreement, dated as of June 17, 1997 (the "Employment Agreement"), between J. Adam Lipsitz and Ply Gem Industries, Inc.("Ply Gem") is entered into as of June 23, 1997.

               The undersigned hereby agrees, notwithstanding any provisions contained in the Employment Agreement, that the transactions contemplated by
  (i) that certain Merger Agreement, to be dated as of June 24, 1997 (the "Merger Agreement"), by and among Atrium Acquisition Holdings Corp. ("Parent"), Atrium/PG Acquisition Corp. ("Sub"), Atrium Corporation ("Atrium") and Ply Gem; (ii) the Stockholders Agreements, to be dated as of June 24, 1997, by and among certain beneficial owners of Ply Gem common stock and options; and (iii) the other Transaction Documents (as defined in the Merger Agreement) shall not constitute a "change of control" or transaction of similar import pursuant to the terms of the Employment Agreement until such time as the merger of Sub with and into Ply Gem has been consummated.

               IN WITNESS WHEREOF, the undersigned has affixed his signature hereto as of the 23rd day of June, 1997.

                                                          /s/ J. Adam Lipsitz
                                                       ------------------------
                                                           J. Adam Lipsitz

Accepted and Agreed as of
the 23rd day of June, 1997

PLY GEM INDUSTRIES, INC.

By:  /s/ Herbert P. Dooskin
     ----------------------------
Name:   Herbert P. Dooskin
        Executive Vice President